Exhibit 10.27
McMoRan EXPLORATION CO.
DIRECTOR COMPENSATION

Cash Compensation

Each non-employee director and advisory director receives an annual fee of $15,000. Committee chairs receive an additional annual fee as follows: Audit Committee, $3,000; all other committees, $2,000.

Each non-employee director and each advisory director receives a fee of $1,000 for attending each board and committee meeting (for which he is a member) and is also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each employee director receives a fee of $1,000 for attending each board meeting.

1998 Stock Option Plan for Non-Employee Directors and 2004 Director Compensation Plan

The company provides equity compensation to the non-employee directors and advisory directors through two incentive plans, the 1998 Stock Option Plan for Non-Employee Directors (the 1998 Plan) and the 2004 Director Compensation Plan (the 2004 Plan), both of which were approved by our stockholders. The 1998 Plan provides for the annual grant of options to acquire 3,500 shares of our common stock to each non-employee director, and will be used until the shares available for issuance are depleted. The 2004 Plan provides for an annual grant of options to acquire 3,500 shares of our common stock to each advisory director, and will provide for similar grants to our non-employee directors upon depletion of the 1998 Plan. The referenced option grants under both plans are made on June 1st of each year. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.

In addition, the 2004 Plan provides that non-employee directors and advisory directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on such date. The 2004 Plan further provides that non-employee directors and advisory directors may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant.